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                          MBIA INSURANCE CORPORATION
                              AND SUBSIDIARIES







                         CONSOLIDATED FINANCIAL STATEMENTS

                 AS OF SEPTEMBER 30, 1995 AND DECEMBER 31, 1994

                     AND FOR THE THREE AND NINE MONTH PERIODS

                         ENDED SEPTEMBER 30, 1995 AND 1994

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                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES



                                  I N D E X
                                  ---------



                                                                 PAGE
                                                                 ----

Consolidated Balance Sheets - September 30, 1995 (Unaudited)
    and December 31, 1994 (Audited)                                3

Consolidated Statements of Income - Three months and
    nine months ended September 30, 1995 and 1994 (Unaudited)      4

Consolidated Statement of Changes in Shareholder's
    Equity - Nine months ended September 30, 1995 (Unaudited)      5

Consolidated Statements of Cash Flows
    - Nine months ended September 30, 1995 and 1994 (Unaudited)    6

Notes to Consolidated Financial Statements (Unaudited)             7




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             MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
           (Dollars in thousands except per share amounts)

                                      September 30, 1995   December 31, 1994
                                      ------------------   -----------------
                                          (Unaudited)          (Audited)
ASSETS
Investments:
 Fixed maturity securities held
  as available-for-sale at market
  (amortized cost $3,332,939
   and $3,123,838)                          $3,480,987          $3,051,906
 Short-term investments,
  at amortized cost
  (which approximates market value)            173,529             121,384
 Other investments                              13,228              11,970
                                            ----------          ----------
  TOTAL INVESTMENTS                          3,667,744           3,185,260

Cash and cash equivalents                        2,202               1,332
Accrued investment income                       57,092              55,347
Deferred acquisition costs                     138,132             133,048
Prepaid reinsurance premiums                   195,146             186,492
Goodwill (less accumulated
  amortization of
  $36,134 and $32,437)                         106,846             110,543
Property and equipment, at cost
  (less accumulated
  depreciation of
  $11,457 and $9,501)                           40,839              39,648
Receivable for investments sold                    776                 945
Other assets                                    48,050              46,552
                                            ----------          ----------
  TOTAL ASSETS                              $4,256,827          $3,759,167
                                            ==========          ==========

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Deferred premium revenue                   $1,598,597          $1,512,211
 Loss and loss adjustment expense
  reserves                                      45,246              40,148
 Deferred income taxes                         184,053              97,828
 Payable for investments purchased              10,333               6,552
 Other liabilities                              56,694              46,925
                                            ----------          ----------
  TOTAL LIABILITIES                          1,894,923           1,703,664
                                            ----------          ----------
Shareholder's Equity
 Common stock, par value $150 per
  share; authorized, issued and
  outstanding - 100,000 shares                  15,000              15,000
 Additional paid-in capital                    963,645             953,655
 Retained earnings                           1,285,606           1,134,061
 Cumulative translation adjustment               2,464                 427
 Unrealized appreciation
  (depreciation) of investments,
  net of deferred income tax provision
  (benefit) of $51,786 and $(25,334)            95,189             (47,640)
                                            ----------         -----------
  TOTAL SHAREHOLDER'S EQUITY                 2,361,904           2,055,503
                                            ----------          ----------
  TOTAL LIABILITIES AND
   SHAREHOLDER'S EQUITY                     $4,256,827          $3,759,167
                                            ==========          ==========

      The accompanying notes are an integral part of the consolidated financial statements.

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               MBIA INSURANCE CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                         (Dollars in thousands)

                                Three months ended    Nine months ended
                                  September 30          September 30
                                ------------------   -------------------
                                  1995      1994       1995       1994
                                --------  --------   --------   --------
Revenues:
 Gross premiums written         $ 92,362  $ 80,313   $270,139   $274,841
 Ceded premiums                  (13,077)  (12,011)   (32,206)   (38,686)
                                --------  --------   --------   --------
   Net premiums written           79,285    68,302    237,933    236,155
 Increase in deferred
  premium revenue                (23,336)  (13,358)   (76,422)   (72,829)
                                --------  --------   --------   --------
  Premiums earned
  (net of ceded premiums
  of $8,900, $11,719, $23,552
  and $26,087)                    55,949    54,944    161,511    163,326
 Net investment income            55,988    49,676    162,836    144,070
 Net realized gains                2,902       751      6,324      9,659
 Other income                        421       887      1,553      1,505
                                --------  --------   --------   --------
  Total revenues                 115,260   106,258    332,224    318,560
                                --------  --------   --------   --------

Expenses:
  Losses and loss
    adjustment expenses            3,211     1,626      7,954      5,665
  Underwriting and operating
    expenses                      10,554    10,820     29,553     30,466
  Policy acquisition costs, net    5,511     5,232     15,781     16,292
                                --------  --------  ---------   --------
  Total expenses                  19,276    17,678     53,288     52,423
                                --------  --------   --------   --------
Income before income taxes        95,984    88,580    278,936    266,137

Provision for income taxes        20,811    19,293     60,891     59,070
                                --------  --------   --------   --------
Net income                      $ 75,173  $ 69,287   $218,045   $207,067
                                ========  ========   ========   ========

     The accompanying notes are an integral part of the consolidated financial statements.

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                 MBIA INSURANCE CORPORATION AND SUBSIDIARIES
       CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)

                 For the nine months ended September 30, 1995

               (Dollars in thousands except per share amounts)




                                                                    Unrealized
               Common Stock    Additional            Cumulative    Appreciation
              ---------------    Paid-in   Retained  Translation  (Depreciation)
              Shares   Amount    Capital   Earnings   Adjustment  of Investments
              -------  -------  --------  ----------  ----------  --------------
Balance,
 January 1,
  1995        100,000  $15,000  $953,655  $1,134,061     $  427      $(47,640)

Net income        ---      ---       ---     218,045        ---           ---

Change in
 foreign
 currency
 translation      ---      ---       ---         ---      2,037           ---

Change in
 unrealized
 apprec-
 iation of
 investments
 net of change
 in deferred
 income taxes
 of $77,120       ---      ---       ---         ---        ---       142,829

Dividends
 declared
 (per common
 share $665)      ---      ---       ---     (66,500)       ---           ---

Tax reduction
 related to
 tax shar-
 ing agree-
 ment with
 MBIA Inc.        ---      ---     9,990         ---        ---           ---
              -------  -------  --------  ----------    -------     ---------
Balance,
 September 30,
 1995         100,000  $15,000  $963,645  $1,285,606     $2,464       $95,189
              =======  =======  ========  ==========     ======     =========

      The accompanying notes are an integral part of the consolidated financial statements.

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                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)
                                                     Nine months ended
                                                       September 30
                                                   --------------------
                                                     1995        1994
                                                   --------    --------
Cash flows from operating activities:
  Net income                                       $218,045    $207,067
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Increase in accrued investment income            (1,745)     (1,214)
    Increase in deferred acquisition costs           (5,084)     (7,560)
    Increase in prepaid reinsurance premiums         (8,654)    (12,599)
    Increase in deferred premium revenue             85,076      85,499
    Increase in loss and loss adjustment
     expense reserves                                 5,098       5,076
    Depreciation                                      1,975       1,027
    Amortization of goodwill                          3,697       3,721
    Amortization of bond discount, net               (1,389)         (3)
    Net realized gains on sale of investments        (6,324)     (9,659)
    Deferred income taxes                             9,105      13,807
    Other, net                                       21,247      (4,339)
                                                   --------    --------
    Total adjustments to net income                 103,002      73,756
                                                   --------    --------
    Net cash provided by operating activities       321,047     280,823
                                                   --------    --------
Cash flows from investing activities:
  Purchase of fixed maturity securities, net
    of payable for investments purchased           (664,949)   (824,635)
  Sale of fixed maturity securities, net of
    receivable for investments sold                 376,589     355,441
  Redemption of fixed maturity securities,
    net of receivable for investments redeemed       55,513      91,793
  (Purchase) sale of short-term investments, net    (17,035)     30,897
    (Purchase) sale of other investments               (664)     87,376
  Capital expenditures, net of disposals             (3,131)       (132)
                                                   --------    --------
    Net cash used in investing activities          (253,677)   (259,260)
                                                   --------    --------
Cash flows from financing activities:
  Dividends paid                                    (66,500)    (21,000)
                                                   --------    --------
    Net cash used by financing activities           (66,500)    (21,000)
                                                   --------    --------
Net increase in cash and cash equivalents               870         563
Cash and cash equivalents-beginning of period         1,332         747
                                                   --------    --------
Cash and cash equivalents-end of period            $  2,202    $  1,310
                                                   ========    ========
Supplemental cash flow disclosures:
  Income taxes paid                                $ 40,290    $ 41,530

      The accompanying notes are an integral part of the consolidated financial statements.

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             MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION
-------------------------

The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "Company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 1994. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the nine months ended September 30, 1995 may not be indicative of the results that may be expected for the year ending December 31, 1995. The December 31, 1994 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.


2.  DIVIDENDS DECLARED
----------------------
Dividends declared by the Company during the nine months ended September 30, 1995 were $66.5 million.

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